ARTICLES OF INCORPORATION
OF
COMPACT EQUIPMENT ATTACHMENTS INC.

        The undersigned, acting as an incorporator of a corporation under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, adopts the following Articles of Incorporation for the corporation:

ARTICLE I

        The name of the corporation is Compact Equipment Attachments Inc.

ARTICLE II

        The purpose for which the corporation is organized is to engage in any act or activity for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE III

        The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is Nine Thousand (9,000), which shall be designated as “Common Stock,” par value $.01 per share.

ARTICLE IV

        The address of the initial registered office of the corporation is 777 East Wisconsin Avenue, Suite 3800, Milwaukee, Wisconsin 53202. The name of its initial registered agent at such address is F&L Corp.

ARTICLE V

        The name and address of the incorporator is Peter D. Fetzer, c/o Foley & Lardner 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.